EX-99.2 exhibit992INAP
Exhibit 99.2

INTERNAP CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statement gives the effect to the acquisition of SingleHop LLC (“SingleHop”) by Internap Corporation (“we” ,”our”, “us”, "INAP", or "the Company") effective February 28, 2018.
The unaudited pro forma condensed consolidated financial statement was prepared in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 “Business Combinations” (“ASC 805”) with the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statement.
The unaudited pro forma condensed consolidated statement of operations and comprehensive loss for the year ended December 31, 2017 gives effect to the acquisition as if it had occurred on January 1, 2017. The Company’s condensed consolidated statement of operations and comprehensive loss information for the year ended December 31, 2017 was derived from the consolidated statement of operations and comprehensive loss included in its 2017 Annual Report on Form 10-K. SingleHop’s unaudited condensed consolidated statement of operations was derived from the audited consolidated statement of operations for the year ended December 31, 2017 included herein. An unaudited pro forma consolidated balance sheet has not been presented as the acquisition has already been fully reflected in the unaudited condensed consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018, filed on May 3, 2018.
The unaudited pro forma condensed consolidated financial information has been prepared by the Company’s management for illustrative purposes only and is not necessarily indicative of the results of operations in future periods or the results that actually would have been realized had the Company and SingleHop been a combined company during the specified periods. The pro forma adjustments are based upon assumptions that the Company’s management believes are reasonable. The pro forma adjustments are based on the information available at the time of the preparation of the unaudited pro forma condensed consolidated financial statement. This statement, including any notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, as well as the historical consolidated financial statements and related notes of SingleHop included as Exhibit 99.1 to this Current Report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Year Ended December 31, 2017
	Historical INAP	Historical SingleHop (after conforming reclassifications)	Pro Forma Adjustments (Note 2)		Pro Forma

Revenues	$280,718	$47,936	$(482)	(a)	$328,172
Operating costs and expenses:
Costs of sales and services, exclusive of depreciation and amortization	106,217	27,217	—		133,434
Costs of customer support	25,757	—	—		25,757
Sales, general and administrative	62,728	5,413	(266)	(b)	67,875
Depreciation and amortization	74,993	9,004	4,458	(c) (d)	88,455
Exit activities, restructuring and impairments	6,249	—	—		6,249
Total operating costs and expenses	275,944	41,634	4,192		321,770
Income (loss) from operations	4,774	6,302	(4,674)		6,402
Non-operating expenses (income):
Interest expense	50,476	410	13,729	(e)	64,615
Loss (gain) on foreign currency, net	525	(490)	—		35
Other income, net	—	(13)	—		(13)
Total non-operating expenses (income)	51,001	(93)	13,729		64,637
(Loss) income before income taxes, non-controlling interest and equity in earnings of equity-method investment	(46,227)	6,395	(18,403)		(58,235)
Provision (benefit) for income taxes	253	—	—	(f)	253
Equity in earnings of equity-method investment, net of taxes	(1,207)	—	—		(1,207)
Net (loss) income	(45,273)	6,395	(18,403)		(57,281)
Less net income attributable to non-controlling interest	(70)	—	—		(70)
Net (loss) income attributable to INAP stockholders	(45,343)	6,395	(18,403)		(57,351)
Other comprehensive income (loss):
Foreign currency translation adjustment	23	(156)	—		(133)
Unrealized gain on foreign currency contracts	145	—	—		145
Total other comprehensive income (loss)	168	(156)	—		12

Comprehensive (loss) income	$(45,175)	$6,239	$(18,403)		$(57,339)

Basic and diluted net loss per share	$(2.39)	$—	$—		$(3.02)

Weighted average shares outstanding used in computing basic and diluted net loss per share	18,993	—	—		18,993

Note 1. Description of Acquisition

Merger Agreement

On February 28, 2018, the Company acquired SingleHop LLC ("SingleHop"), a provider of high-performance data center services including colocation, managed hosting, cloud and network services for $132.0 million net of working capital adjustments, liabilities assumed, and net of cash acquired. The transaction was funded with an incremental term loan and cash from the balance sheet. As part of the financing, INAP obtained an amendment to its credit agreement to allow for the incremental term loan and to provide further operational flexibility under the credit agreement covenants. The amendments to the credit agreement are described in more detail in note 8, "Debt" contained in the notes to our interim unaudited financial statements in our Form 10-Q for the three months ended March 31, 2018.

The Company determined the preliminary fair value of the net assets acquired as follows (in thousands):

Purchase price allocation
Cash	$2,857
Prepaid expenses and other assets	1,683
Property, plant and equipment	14,885
Other long term assets	39
Intangible assets:
Noncompete agreements	4,000
Trade names	1,700
Technology	15,100
Customer relationships	34,100
Goodwill	67,868
Total assets acquired	142,232
Accounts payable and accrued liabilities	5,098
Deferred revenue	1,600
Long term liabilities	534
Net assets acquired	$135,000

The above estimated fair values of consideration transferred, assets acquired and liabilities assumed are provisional and are based on the information that was available as of the acquisition date. Measurement period adjustments reflect new information obtained about facts and circumstances that existed as of the acquisition date. The Company believes that information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed but the Company is waiting for additional information necessary to finalize those fair values. Thus, the preliminary measurements of fair value set forth above are subject to change. Such changes could be significant. The Company expects to finalize the valuation as soon as practicable but no later than one-year from the acquisition date.
The fair value assigned to identifiable intangible assets acquired was based on estimates and assumptions made by management. The intangible assets are being amortized over periods which reflect the pattern in which economic benefits of the assets are expected to be realized. The customer relationships are being amortized on an accelerated basis over an estimated useful life of ten years and the noncompete agreements, trade names, and technology are being amortized on a straight-line basis over four, eight, and seven years, respectively.
Goodwill represents the excess of the consideration transferred over the aggregate fair values of assets acquired and liabilities assumed. The goodwill recorded in connection with this acquisition was based on operating synergies and other benefits expected to result from the combined operations and the assembled workforce acquired. The goodwill acquired is deductible for tax purposes.

Note 2. Pro forma adjustments

(a) To reflect the impact of revenue recognized, as a result in the reduction of the carrying value of the assumed deferred revenues to their estimated fair value for a period greater than 12 months, assuming the transaction was completed on January 1, 2017.

(b) Represents the elimination of transaction costs that have been incurred by INAP and SingleHop related to the acquisition.

(c) Represents decreased depreciation for the fair value of property, plant and equipment with definite lives for the year ended December 31, 2017. The decrease in depreciation expense for property and equipment is calculated using the straight-line method over an estimated useful life, less the historical SingleHop depreciation expense.

(d) Represents increased amortization for the fair value of identified intangible assets with definite lives for the year ended December 31, 2017. The increase in amortization expense for intangible assets is calculated using the straight-line method for noncompete agreements, trade names, and technology, and accelerated basis for customer relationships over an estimated useful life, less the historical SingleHop amortization expense.

(e) Represents the net increase to interest expense resulting from interest on the new credit agreements, the amortization of debt issuance costs less the effects of the SingleHop historical interest expense related to the repaid debt.  A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $.2 million for the year ended December 31, 2017.

(f) The effective rate of 0% was used as the Company has significant NOL carryforwards to offset the tax benefit generated by the pro forma adjustments.

Note 3. Historical SingleHop

Financial information presented in the “Historical SingleHop (after conforming reclassifications)” column in the unaudited pro forma condensed consolidated statement of operations and comprehensive loss represents the historical consolidated statement of earnings of SingleHop for the year ended December 31, 2017. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of SingleHop.

Reclassifications and classifications in the unaudited pro forma condensed consolidated statement of operations and comprehensive loss for the year ended December 31, 2017 (in thousands):

	Before reclassification	Reclassification		After reclassification

Selling	$659	$(659)	(i)	$—
Administrative	13,667	(13,667)	(ii)	—
Sales, general and administrative	—	5,413	(i), (ii)	5,413
Depreciation and amortization	—	9,004	(ii)	9,004
Transaction costs	91	(91)	(iii)	—

(i) Represents the reclassification of “Selling” of $659 to "Sales, general and administrative."
(ii) Represents the reclassification of “Administrative” of $13,667 to "Sales, general and administrative" and "Depreciation and amortization."
(iii) Represents the reclassification of “Transaction costs” of $91 to "Sales, general and administrative."

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